Exhibit 99

Appendix IV

Certain Information Regarding the Potential Merger

of Radian Asset and Radian Reinsurance

There have been internal discussions regarding the merger of the financial guaranty reinsurance business of Radian Reinsurance Inc. (“Radian Reinsurance”) into Radian Asset (the “Potential Merger”). If the Potential Merger were to occur, it would be consummated as early as the fourth quarter of 2003. However, a merger between Radian Reinsurance and Radian Asset has not been fully approved by Radian Asset’s Board of Directors and shareholders, or the Board of Directors or shareholders of Radian Reinsurance, nor has a merger been presented to Radian Group. In addition, if the Potential Merger were to occur, the transaction and its potential effects on Radian Asset and Radian Reinsurance would have to be reviewed and approved by applicable regulatory bodies, including the New York Insurance Department. Therefore, there can be no assurance that such a merger will occur.

If the Potential Merger were to occur, the financial guaranty reinsurance business currently conducted by Radian Reinsurance and the direct financial guaranty business currently conducted by Radian Asset would be conducted by Radian Asset as part of one company, and would have greater assets, liabilities and shareholder’s equity than Radian Asset would have without the Potential Merger.

Anticipated Benefits of the Potential Merger

If the Potential Merger were to occur, the statutory capital available to Radian Asset to write direct insurance would increase in an amount equal to the statutory capital of Radian Reinsurance. Consequently, Radian Asset’s regulatory and rating agency single-risk exposure limits would increase to permit Radian Asset to insure and retain net exposure to larger risks than Radian Asset would be able to without the Potential Merger, without the need to find ample reinsurance capacity, whether from Radian Reinsurance or an unaffiliated third party. Similarly, the combined entity with larger regulatory and rating agency single-risk exposure limits would be able to reinsure and retain net exposure to larger risks than Radian Reinsurance would be able to write without the Potential Merger, without the need to retrocede its risk to Radian Asset or an unaffiliated third party. Radian Asset also anticipates that its internally established criteria for single risk exposure should also permit it to retain exposure to larger risks. There can be no assurance, however, that Radian Asset would be able to insure or reinsure larger risks on terms and conditions acceptable to Radian Asset.

As a larger combined entity, Radian Asset believes that the Potential Merger could have the effect of making its rating from the major rating agencies more stable, and could decrease the risk of a downgrade of Radian Asset by such agencies. There can be no assurance, however, as to the effect of the Potential Merger on the ratings of Radian Asset.

In addition, if the Potential Merger were to occur, Radian Asset believes that its current and potential customers would view the combined entity more favorably since Radian Asset would have materially greater statutory capital. Their credit exposure limits to Radian Asset should increase as a result of Radian Asset’s greater capital which could result in the ability of Radian Asset’s customers to enter into a greater number of and larger-sized transactions with Radian Asset, especially in its structured finance business, than they would without the Potential Merger. There can be no assurance, however, as to the effect the Potential Merger would have on the number and size of transactions which customers would enter into with Radian Asset.

As of December 31, 2002 and 2001, Radian Asset and Radian Reinsurance had the following amounts, of statutory capital (defined as policyholders’ surplus, plus contingency reserves). Policyholders’ surplus and contingency reserve have been calculated in conformity with accounting practices prescribed or permitted by the State of New York Insurance Department:

	As of December 31
	2002	2001
	($ in thousands)

Radian Asset:
Policyholders’ surplus	$309,459	$132,256
Contingency reserves	39,272	36,665

Total statutory capital	$348,731	$168,921

Radian Reinsurance:
Policyholders’ surplus	$272,136	$186,042
Contingency reserves	280,376	308,865

Total statutory capital	$552,512	$494,907

Risks Associated with the Potential Merger

If the Potential Merger were to occur, Radian Asset expects the rating agencies to review the transaction and its potential effects on Radian Asset and Radian Reinsurance, and such review could result in a change in Radian Asset’s rating (either positive or negative). While Radian Asset does not currently anticipate that the Potential Merger would have a material adverse effect on its ratings by any of the rating agencies that rate Radian Asset’s financial strength, and any determination by any of the rating agencies to lower any of its ratings of Radian Asset could affect a decision whether or not to proceed with the Potential Merger, Radian Asset cannot provide assurance that were the Potential Merger to be consummated, it would not result in a reduction in any such rating, or that the potential of a reduction in any such rating would result in the Potential Merger not being consummated. A reduction in Radian Asset’s ratings could have a material adverse effect on Radian Asset’s business.

If the Potential Merger were to occur, the Major Monolines may view the combined entity as more of a competitor and a threat to their business and prospects, since Radian Asset would be a larger entity that not only reinsures their obligations, but also could directly insure larger obligations in competition with them. Even if Radian Asset’s ratings were not changed or reduced as a result of the Potential Merger, any of the Major Monolines could: (i) compete with Radian Asset more vigorously than they do now on the direct financial guaranty transactions Radian Asset insures, (ii) materially reduce or eliminate the reinsurance currently ceded by such Major Monoline to Radian Reinsurance, (iii) if such Major Monoline does not consent to the Potential Merger and its reinsurance agreements with Radian Reinsurance does not permit Radian Reinsurance to merge with another entity, exercise any right to recapture all of the business ceded to Radian Reinsurance under such agreements, or (iv) become more reluctant to partner with Radian Asset on transactions. Consequently, Radian Asset would: (1) experience a reduction in the number of transactions entered into, the premium received and/or the premium rate relative to the insurance exposure on future direct financial guaranty insurance transactions, (2) have a material reduction in future reinsurance premiums written and earned, and/or (3) be required to return unearned premium previously received by Radian Reinsurance. A reduction in direct insurance or reinsurance premiums received or the premium rates received, or the requirement to return unearned premium to the ceding company could have a material adverse effect on Radian Asset’s business. Since Radian Reinsurance has a relatively small number of clients, primarily consisting of the Major Monolines, if any of the Major Monolines were to reduce or eliminate the reinsurance ceded to Radian Reinsurance, or to require the return of unearned premium, it could have a material adverse effect on the combined entity.

Combination of Financial Data of Radian Asset and Radian Reinsurance

If the Potential Merger were to occur, generally, the balance sheets and income statements of Radian Asset and Radian Reinsurance would be combined to present the financial data for Radian Asset after the Potential Merger. However certain adjustments, none of which are material, individually or in the aggregate, would need to be made to reflect transactions between the companies and necessary reclassifications of certain items. These adjustments would include a reduction in the combined premium receivable and a corresponding reduction in the accrued expenses, a reduction in prepaid reinsurance premiums and a corresponding reduction in deferred premium revenues, and a reduction in net assumed premiums written and a corresponding reduction in net ceded premiums written to reflect the elimination of intercompany transactions. In addition, offsetting assets and liabilities in respect of adjustments related to credit derivative transactions, would be combined and reclassified into a net liability on the combined balance sheet, and the paid-in capital of Radian Reinsurance would be reclassified as additional paid-in capital on the combined balance sheet. There would be no adjustment necessary to the combined amount of shareholder’s equity, net income or net premiums written and earned.

Any combination of the financial data of Radian Asset and Radian Reinsurance would not purport to represent what Radian Asset’s actual results or financial position would have been if the merger and the other transactions described above actually occurs and would not necessarily be representative of Radian Asset’s results for any future period.